Exhibit 10.1

AGREEMENT TO AMEND PROMISSORY NOTE

This Agreement to Amend Promissory Note (“Agreement”) is made effective this 1st day of August, 2018 (“Effective Date”) between Meyer & Associates, LLC (”M&A”) and Advanced Voice Recognition Systems, Inc. (“AVRS”) and Walter Geldenhuys (“Geldenhuys”). The signatories to this Agreement may be referred to jointly as the “Parties.”

RECITALS

AVRS and Geldenhuys (jointly, “Maker” herein) executed a promissory note dated in favor of M&A (“Payee” herein) on January 31, 2018 (the “Note”), a copy of which is attached hereto and incorporated herein by reference.

The Note, by its terms set forth a Balloon Payment to be paid on or before August 1, 2018. However, Makers claim to be currently unable to timely make the August 1, 2018 Balloon Payment called for under the Note;

Payee, solely as an accommodation to Maker and to avoid in this sole instance the disruption to Maker’s business affairs that would result from an impending default under the Note, is willing to agree to amend certain provisions of the Note as specifically set forth in this Agreement; and,

Payee has made no representations that any further amendments to the Note will be considered or allowed.

NOW, THEREFORE, Maker and Payee agree to amend the Note as follows:

AMENDMENT TO PAYMENTS SECTION:

The second paragraph, entitled PAYMENTS, is hereby amended as follows:

“Maker shall pay one thousand dollars ($1,000) per month (each a “Monthly Payment”) on the first day of each month beginning February 1, 2018 and continuing through July 1, 2018; shall pay six thousand dollars ($6,000) on or before August 1, 2018; shall pay one thousand five hundred dollars ($1,500) on the first day of each month beginning September 1, 2018 and continuing through November 1, 2018 (each a “Modified Monthly Payment”); and shall pay all remaining unpaid principal and accrued interest on December 1, 2018 (the “Balloon Payment”). Payments under this Note shall be applied first to accrued interest and next to outstanding principal. Payments on this Note shall be payable in lawful currency of the United States at the office of Payee or Holder in Colorado in immediately available funds not later than 12:00 Noon Colorado time, on the datedue.

AMENDMENT TO EVENTS OF DEFAULT SECTION

The section entitled EVENTS OF DEFAULT is amended as follows:

The occurrences of the following shall constitute an “Event of Default” by Maker under this Note: Maker’s failure to pay any part of the principal or interest as and when due under this Note, it being expressly understood and agreed that time is of the essence of each payment; provided, however, that upon a single occasion and as to a single Modified Monthly Payment (but not including the Balloon Payment), if a Modified Monthly Payment is not received by Payee or Holder when due, Payee or Holder shall notify Geldenhuys by email of the late payment. On that single occasion, the payment must be received by Payee or Holder not later than thirty days after the original due date of the Modified Monthly Payment. If the payment is not received by Payee or Holder within such thirty days, the Note shall be in a state of material default without further action by Payee or Holder. The delay in payment on this single occasion shall not operate to extend the due dates of any other Modified Monthly Payments or the Balloon Payment, and time shall remain of the essence with respect thereto.

ALL OTHER TERMS OF NOTE REMAIN IN FULL FORCE AND EFFECT

Except as above expressly modified, all terms and conditions of the Note remain in full force and effect.

IN WITNESS WHEREOF, the Maker and the Payee have entered into this Agreement to Amend the Note.

MAKER:

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

By:

Walter Geldenhuys, President and CEO

Date; __________________________________

WALTER GELDENHUYS

Date; _________________________________

PAYEE:

MEYER & ASSOCIATES, LLC

Lee G. Meyer, Managing Member

Date:_________________________________